PRIVATE AND CONFIDENTIAL

March 7, 2017

Craig S. Cocchi

RE:    Offer of Employment

Dear Craig:

We are pleased to offer you the position of Executive Vice President, Global Operations, reporting directly to Greg Dougherty, CEO of Oclaro, Inc. (the “Company” or “Oclaro”). We believe that you will bring great value to Oclaro, and we are excited about you joining our team.

Your base compensation for the regular, full-time, exempt position will be at the annualized rate of $350,000.00. Such rate may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. Applicable payroll deductions as required by state and federal law will be withheld from your paycheck, along with any mandatory or voluntary deductions that you authorize. The Company issues payroll on a bi-weekly basis. Your compensation package also includes:

1.
Eligibility to participate in the Company’s Amended and Restated Variable Pay Program (“VPP”), a bonus program that is based on Company performance of specific objectives. Your target participation level will be 60% of your base compensation. If you are not actively employed with the Company as of the date the Company’s Compensation Committee determines payments due under the VPP for a performance period, you will not be eligible to receive any variable pay under the VPP, and no right to such variable pay will have accrued. Details of the VPP will be provided to you by Human Resources. The Company reserves all rights to terminate, amend, suspend, withdraw or modify the VPP at any time.

2.
Participation in the Company’s Benefits Program is effective on the first day of the month following your date of hire. A Benefits Summary is enclosed. Further details will be provided to you by Human Resources at the New Hire Orientation.

3.
As an Executive Vice President, you will also be entitled to enter into an Executive Severance and Retention Agreement (“ESRA”). Further details regarding the ESRA will be shared with you at the start of your employment with the Company.

4.
Subject to formal approval by the Company’s Board of Directors (the "Board"), the position being offered to you includes an award of 130,000 Restricted Stock Units under the terms of the Company’s Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan and any other policies, laws or rulings that may govern such equity and its issuance (“RSU Award”). The grant date of the RSU Award is expected to be on the 10th day of the month following the month of your first day of employment. The first 25% of the total number of shares underlying the RSU Award would vest on or before the first February 10th, May 10th, August 10th or November 10th that occurs on or immediately preceding the one year anniversary of the date of grant. Thereafter, 6.25% of the total number of shares underlying the RSU Award would vest on each February 10th, May 10th, August 10th and November 10th over the following three years of continuous service to the Company. All vesting would cease upon termination of employment.

Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your hire date. To verify your identity, we have enclosed a list of acceptable documents for the I-9 which you will complete at the New Hire Orientation. If you anticipate having difficulty producing the required documents, please contact the Human Resources Department at (408) 919-6070.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Offer Letter.

Oclaro, Inc. | 225 Charcot Avenue, San Jose, CA 95131 | Tel: +1.408.383.1400                     www.oclaro.com

To accept this offer, subject to the foregoing conditions and the other conditions set forth herein, please sign in the space provided below, and return the signed Offer Letter to me by close of business on Friday, March 10, 2017. I have enclosed a copy of the Offer Letter for your records.

This employment opportunity is contingent upon the completion of an application for employment, satisfactory references and background checks and upon your signature of the Company’s Conditions of Employment for At Will Employee, a copy of which will be distributed and reviewed in the New Hire Orientation. Any future employment at the Company is subject to the terms and conditions of the Company and is terminable at will by either you or the Company. Further details will be provided to you by Human Resources.

Except as otherwise specifically provided for in the ESRA between you and the Company, the offer outlined in this Offer Letter contains the entire agreement between you and the Company and constitutes the complete, final and exclusive embodiment of the subject matter herein. This Offer Letter is executed without reliance upon any promise, warranty, or representation by the Company or any representatives of the Company not expressly contained herein. This Offer Letter may not be modified unless in writing signed by the Company’s Chief Executive Officer, except that the policies of the company may be modified from time to time with reasonable advance notice.

We look forward to your joining Oclaro and hope that you find your employment with the Company enjoyable and professionally rewarding.

Yours Sincerely,

Greg Dougherty
CEO

I HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT. I FULLY INTEND TO COMPLY WITH, AND BE BOUND BY, THE PROVISIONS SET FORTH HEREIN.

I accept this offer of employment with Oclaro, Inc. and will begin work on or before April 17, 2017.

I AM NOT RELYING ON ANY REPRESENTATIONS OTHER THAN AS SET FORTH ABOVE.

Signed: /s/ Craig S. Cocchi              Date: March 8, 2017
Craig S. Cocchi

Oclaro, Inc. | 225 Charcot Avenue, San Jose, CA 95131 | Tel: +1.408.383.1400                     www.oclaro.com